Exhibit 10.19
AMENDED AND RESTATED
TRANSFER RESTRICTION AND VOTING AGREEMENT
     AMENDED AND RESTATED TRANSFER RESTRICTION AND VOTING AGREEMENT (the “Agreement”), dated as of this 22nd day of November, 2002, among ALLIANCE CAPITAL PARTNERS, L.P. (the “Partnership”), ALLIANCE CAPITAL PARTNERS, INC. (the “General Partner”), ARENA CAPITAL INVESTMENT FUND, L.P. (“Arena”), LOVETT MILLER VENTURE PARTNERS III, LIMITED PARTNERSHIP (“Lovett Miller”), LOVETT MILLER VENTURE FUND II, LIMITED PARTNERSHIP (“Lovett Miller II” and collectively with Lovett Miller, the “Lovett Miller Funds”) and the stockholders of the General Partner indicated on the signature pages hereto (the “Stockholders”).
RECITALS:
     WHEREAS, simultaneously with the execution and delivery of this Agreement, Arena and Lovett Miller are purchasing common units of limited partnership interest in the Partnership (“Units”) pursuant to the Securities Purchase Agreement, dated as of the date hereof, by and among the Partnership, Arena and Lovett Miller (the “2002 Purchase Agreement”); and
     WHEREAS, in connection with the purchase of Units pursuant to the Securities Purchase Agreement dated as of October 27, 2000 (the “2000 Purchase Agreement”), Arena and Lovett Miller II, an affiliate of Lovett Miller, entered into that Transfer Restriction and Voting Rights Agreement, dated as of October 27, 2000 (the “2000 Agreement”); and
     WHEREAS, the parties hereto desire to amend and restate the 2000 Agreement in connection with the 2002 Purchase Agreement to reflect the relative rights and obligations of the parties hereto; and
     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the performance of the obligations of Arena, Lovett Miller and the Partnership under the 2002 Purchase Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. CERTAIN DEFINITIONS
     As used herein, the following terms, unless the context clearly indicates otherwise, shall have the following meanings:
     “Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of “Affiliate”, the term “control” and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.
     “GCL” shall mean the General Corporation Law of the State of Delaware.
     “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Shares” shall mean any shares of capital stock of the General Partner which may be voted in the election of directors of the General Partner, at any time outstanding
     “Transfer” shall mean any transfer, sale, assignment, pledge, hypothecation or other disposition, whether voluntary, involuntary or by operation of law.
2. ELECTION OF DIRECTORS
     2.1. Election; Removal. Subject to Section 2.4, all the Shares held by the Stockholders, whether owned now or hereafter acquired, shall be voted in accordance with the provisions hereof on all of the following matters on which the stockholders of the General Partner vote.
          (a) Arena shall have the right (i) to designate one individual to serve as a member of the Board of Directors of the General Partner (the “Board”) (which shall either be Rupinder Sidhu or an individual in lieu of Mr. Sidhu, but who shall not serve at the same time as Mr. Sidhu subject to receipt of the approval described in clause (ii)) and (ii) in the event of approval of such matter by the Office of Thrift Supervision, to designate a second individual to serve as a member of the Board. The Stockholders and the General Partner shall take all action within their respective powers, including, but not limited to the nomination of the candidate as specified by Arena, the voting of Shares and the giving of consents, required to cause the Board to include the director designated by Arena.
          (b) Immediately upon receiving notice of any stockholders’ meeting at which members of the Board are to be elected, or upon receipt of a notice requesting a Stockholder’s consent to the election of members of the Board, Arena shall have the right to designate one member (or two, pursuant to the terms of Section 2.1(a)(ii) above) for election to the Board. On the date hereof, Arena designates Rupinder Sidhu as its designee to the Board.
          (c) In the event any director designated for election to the Board by Arena dies, resigns, is removed or otherwise ceases to serve as a member of the Board, the

General Partner shall give notice thereof to Arena and Arena shall as soon as practicable designate a successor and notify the Board of its selection, and the Board shall act promptly to fill the vacancy with such designee in accordance with Section 223 of the GCL.
          (d) Within five (5) days after a record date is set for any annual meeting for the election of directors or any meeting at which members of the Board are to be elected or for the mailing of any consent solicited for such purpose, the Secretary of the General Partner shall notify Arena of the upcoming election and anticipated date thereof and request that Arena take all necessary action to designate its candidate. Arena shall notify the Secretary of the General Partner at least five (5) days before such election of its candidate. A failure by Arena to provide such notification shall be deemed to be a designation by Arena of the same candidate as last designated by Arena. Any designation pursuant to this Section 2 shall be made in writing.
          (e) The parties hereto agree to cast their votes for, or give their written consent to, the removal of a designee of Arena on the Board at any time upon receipt of instructions in writing to such effect, signed by Arena, in accordance with Section 141(k) of the GCL. No director designated by Arena shall be removed as a director of the General Partner without the consent of Arena except for cause.
          (f) The Board shall have no right to fill any vacancy on the Board for which Arena has the right to designate a candidate unless such vacancy is filled by the designee of Arena.
          (g) The parties hereto agree to cast their votes for, or give their written consent to, any and all such actions as may be necessary to give effect to the provisions of this Section 2.1 from time to time, including without limitation, the amendment of the By-laws of the Company.
     2.2. Board Observer Rights. The General Partner will give to one Person designated by Arena and one Person designated by the Lovett Miller Funds collectively (the “Observers”) notice of all regular meetings and all special meetings of the Board at the same time and in the same manner notice is given to the directors, whether such meetings are held in person or by telephone, will permit such Observers to attend such meetings as an observer (but with no voting rights), and will provide such Observers with all written materials and other information provided to directors of the General Partner (including all written consents of directors in lieu of a meeting) or to members of any committees of the Board at the same time and in the same manner such information is provided to the directors and members.
     2.3. Transferees. A Stockholder shall not be permitted to Transfer Shares held by such Stockholder unless the transferee thereof agrees to be bound by the provisions of this Agreement.
     2.4. Expiration of Rights. The provisions of this Article 2 shall automatically terminate and be of no further force and effect as to Arena at such time as Arena owns less than 20% of the aggregate Units purchased by Arena pursuant to the 2000 Purchase Agreement and the 2002 Purchase Agreement. The provisions of this Article 2 shall automatically terminate and be of no further force and effect as to the Lovett Miller Funds at such time as the Lovett Miller Funds collectively own less than 20% of the aggregate Units purchased by the Lovett Miller Funds pursuant to the 2000 Purchase Agreement and the 2002 Purchase Agreement.
3. NO TRANSFER OF SECURITIES
     3.1. General Prohibition. Until October 27, 2003, Arena shall not Transfer any Units purchased pursuant to the 2000 Purchase Agreement, or enter into any agreement to Transfer any Units purchased pursuant to the 2000 Purchase Agreement, without the consent of the General Partner, except to an Affiliate of Arena. Until the second anniversary of the date hereof, Arena shall not transfer any Units purchased pursuant to the 2002 Purchase Agreement, or enter into any agreement to transfer any Units purchased pursuant to the 2002 Purchase Agreement, without the consent of the General Partner, except to an Affiliate of Arena. No transfer of Units by Arena, including transfers to Affiliates, shall be effective unless such transferee agrees to be bound by the terms and restrictions of this Section 3.1. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffective and shall not operate to Transfer any interest or title to the purported transferee. The prohibitions set forth in this Section 3.1 shall include, but shall not be limited to, any agreement to limit, restrict or grant any voting rights with respect to the Units. The terms of this Section 3.1 shall be in addition to, and not in lieu of, the provisions of Article 11 of the Agreement of Limited Partnership of the Partnership, as in effect from time to time.
4. MISCELLANEOUS
     4.1. Specific Performance. The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has or have an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.
     4.2. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows: (a) if to Arena, 540 Madison Avenue, 25th Floor, New York, New York 10022, fax (212) 885-8585, or at such other address or fax number as Arena shall have furnished to General Partner in writing,

(b) if to the Lovett Miller Funds, One Independent Drive, Suite 1600, Jacksonville, Florida 32202, fax (904) 634-0633, or at such other address or fax number as the Lovett Miller Funds shall have furnished to the General Partner in writing, and (c) if to the Partnership or the General Partner, 1013 Centre Road, Wilmington, Delaware 19805, fax (904) 281-6145, or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when sent by facsimile transmission (and receipt thereof is confirmed), be effective when sent by facsimile transmission, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.
     4.3. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, a court of competent jurisdiction shall, at any party’s request, reform the terms of this Agreement to the extent necessary to cause such otherwise invalid provisions to be enforceable under applicable law.
     4.4. Amendment and Waiver. This Agreement may be amended only by written instruments signed by the General Partner and Arena; provided that Sections 2.2 and 2.4 may be amended as to the Lovett Miller Funds only by written instrument signed by the Lovett Miller Funds. No waiver of any right or remedy granted in one instance shall be deemed to be a continuing waiver under the same or similar circumstances thereafter arising.
     4.5. Section Headings. The captions to the Sections in this Agreement are for reference only and shall not affect the meaning or interpretation hereof.
     4.6. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of laws principles thereof.
     4.7. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.
     4.8. Complete Agreement. Except as set forth herein, this Agreement contains the complete agreement between the parties and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way.

Notwithstanding the foregoing, this Agreement is not intended to supersede the 2002 Securities Purchase Agreement or 2000 Securities Purchase Agreement, or any other agreement entered into pursuant to the 2002 Securities Purchase Agreement or 2000 Securities Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

ALLIANCE CAPITAL PARTNERS, INC.

By: Name:	/s/ Robert M. Clements Robert M. Clements
Title:	Chairman and Chief Executive Officer

ALLIANCE CAPITAL PARTNERS, L.P.

By:	Alliance Capital Partners, Inc.,
its general partner

By: Name:	/s/ Robert M. Clements Robert M. Clements
Title:	Chairman and Chief Executive Officer

STOCKHOLDERS:

/s/ David M. Hicks

David M. Hicks

/s/ Russell B. Newton, Jr.

Russell B. Newton, Jr.

/s/ Robert M. Clements

Robert M. Clements

/s/ Robert T. Shircliff

Robert T. Shircliff

/s/ Charles E. Commander, III

Charles E. Commander, III

/s/ Gary A. Meeks

Gary A. Meeks
Amended and Restated Transfer Restriction and Voting Agreement

ARENA CAPITAL INVESTMENT FUND, L.P.

By:	Arena Equity Partners, LLC Its General Partner

	By: Name:	/s/ Sunil Khanna Sunil Khanna
	Title:	Managing Member
Amended and Restated Transfer Restriction and Voting Agreement

LOVETT MILLER VENTURE PARTNERS III, LIMITED PARTNERSHIP

By:	Lovett Miller Venture Fund III, LLC, its General Partner

By:	/s/ W. Radford Lovett II W. Radford Lovett II
Managing Director

LOVETT MILLER VENTURE FUND II, LIMITED PARTNERSHIP

By:	Lovett Miller Venture Partners II, LLC, its General Partner

By:	/s/ W. Radford Lovett II W. Radford Lovett II
Managing Director